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    CUSIP No. 470883 10 9             13G               Page 1 of 3 Pages
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                                 SCHEDULE 13G/A

                                 (RULE 13d-102)

           Information to be Included in Statements Filed Pursuant to
             Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed
                             Pursuant to Rule 13d-2.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                            JANEX INTERNATIONAL, INC.
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                                (Name of Issuer)


                           COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                         (Title or Class of Securities)


                                   470883 10 9
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                                 (CUSIP Number)

                                       N/A
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             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         / /      Rule 13d-1(b)
         /X/      Rule 13d-1(c)
         / /      Rule 13d-1(d)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).



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    CUSIP No. 470883 10 9             13G               Page 2 of 3 Pages
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1.    Name of Reporting Persons/I.R.S. Identification Nos. of Above Persons
      (Entities Only)

      JOHN G. NOSSIFF, JR.
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2.      Check The Appropriate Box If A Member Of A Group
                                                              (a) / /
                                                              (b) / /
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3.      SEC USE ONLY

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4.      Citizenship or Place of Organization

        UNITED STATES OF AMERICA
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                            5.     Sole Voting Power

                                   -0-
                            ----------------------------------------------------
     Number of              6.     Shared Voting Power
Shares Beneficially
     Owned by                      -0-
                            ----------------------------------------------------
       Each                 7.     Sole Dispositive Power
     Reporting
    Person With                    -0-
                            ----------------------------------------------------
                            8.     Shared Dispositive Power

                                   -0-
--------------------------------------------------------------------------------
9.     Aggregate Amount Beneficially Owned by Each Reporting Person

       -0-

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10.    Check Box if the Aggregate Amount In Row (9) Excludes Certain Shares *
       (SEE Instructions)

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11.    Percent Of Class Represented By Amount In Row 9

       0.0%
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12.    Type of Reporting Person (SEE Instructions)

       IN
--------------------------------------------------------------------------------



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    CUSIP No. 470883 10 9             13G               Page 3 of 3 Pages
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ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the
       following.    /X/

ITEM 10.        CERTIFICATION.

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     Date:  August 1, 2001


                                     By:  /s/ John G. Nossiff, Jr.
                                        ----------------------------------------
                                        Name:  John G. Nossiff, Jr.